Exhibit 99

General Electric Company

Financial Measures That Supplement Generally Accepted Accounting Principles

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. Specifically, we have referred to:

•	organic revenue growth in the third quarter of 2008

•	delinquency rates on managed equipment financing loans and leases and managed consumer financing receivables

The reasons we use these non-GAAP financial measures and their reconciliation to their most directly comparable GAAP financial measures follow.

Organic Revenue Growth

	Three months ended September 30
(In millions)	2008	2007	% change

GE consolidated continuing revenues as reported	$47,234	$42,512	11%
Less the effects of
Acquisitions, business dispositions (other than dispositions of businesses acquired for investment) and currency
exchange rates	2,893	492
The 2008 Olympics broadcasts	1,020	–
GE consolidated revenues excluding the effects of acquisitions, business dispositions (other than dispositions of businesses acquired for investment), currency exchange rates, and the
2008 Olympics broadcasts (organic revenues)	$43,321	$42,020	3%

Organic revenue growth measures revenue excluding the effects of acquisitions, business dispositions, currency exchange rates and the 2008 Olympics broadcasts for comparison of current period results with the corresponding period of the prior year. We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and currency exchange, which activities are subject to volatility and can obscure underlying trends, and the 2008 Olympics broadcasts, which if included would overshadow trends in ongoing revenues. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

(1)

Delinquency Rates on Certain Financing Receivables

Equipment Financing

At
September 30, 2008(a)		December 31, 2007	September 30, 2007

Managed	1.61%	1.21%	1.35%
Off-book	0.92	0.71	0.72
On-book	1.75	1.33	1.50

Consumer

At
September 30, 2008(a)		December 31, 2007	September 30, 2007

Managed	6.54%	5.38%	5.26%
U.S.	6.17	5.52	5.14
Non-U.S.	6.69	5.32	5.30
Off-book	7.21	6.64	5.92
U.S.	7.21	6.64	5.92
Non-U.S.	(b)	(b)	(b)
On-book	6.46	5.22	5.16
U.S.	5.58	4.78	4.55
Non-U.S.	6.69	5.32	5.30

(a)	Subject to update.
(b)	Not applicable.

The increase in off-book delinquency for consumer financing receivables in the U.S. from 5.92% at September 30, 2007, to 7.21% at September 30, 2008, reflects both a change in the mix of receivables securitized during 2007 and 2008, as well as the rise in delinquency across the broader portfolio of U.S. credit card receivables.

We believe that delinquency rates on managed financing receivables provide a useful perspective of our portfolio quality and are key indicators of financial performance. We use this non-GAAP financial measure because it provides information that enables management and investors to understand the underlying operational performance and trends of certain financing receivables and facilitates a comparison with the performance of our competitors. The same underwriting standards and ongoing risk monitoring are used for both on-book and off-book portfolios as the customer’s credit performance will affect both securitized loans and loans retained on the balance sheet. We believe that managed basis information is useful to management and investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and our retained interests in securitized loans.

(2)